SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                       Form 8-K

                                    CURRENT REPORT

                           Pursuant to Section 13 or 15(d)
                      of the Securities and Exchange Act of 1934



                Date of Report:         February 3, 1998
                                (Date of earliest event reported)



                            Commission File Number 1-12486

                        ASSOCIATED ESTATES REALTY CORPORATION
                (Exact name of registrant as specified in its charter)





                                OHIO                          34-1747603
                  (State or other Jurisdiction of           (IRS Employer
                   Incorporation or organization)           Identification
                                                               Number)


            5025 Swetland Court, Richmond Heights, Ohio       44143-1467
              (Address of Principal Executive Offices)        (Zip Code)



                                   (216) 261-5000
                (Registrant's telephone number, including area code)

          Item 2: Acquisition of Assets

               On February 3, 1998, Associated Estates Realty Corporation (the "Company") acquired certain assets, consisting principally of the Multifamily Properties as further described below from the named sellers (the "Acquired Properties"). The Falls Apartments was acquired by AERC of Georgia, a wholly owned qualified REIT subsidiary of the Company. The Acquired Properties were as follows:


           Date of                                        Name of
           Purchase            Seller               Multifamily Property   Suites

          02/03/98   MIG Atlanta Falls Corp.     The Falls Apartments        520

          02/03/98   MIG/Reflections, Inc.       Reflections Apartments      184
          02/03/98   Stonemark Apartments II,    Cypress Shores Apartments   300
                      Inc.




               With respect to the Acquired Properties, the Company purchased all of the above named sellers' right, title and interest in the apartment complexes and land together with all rights of way, easements, licenses, permits, fixtures, furnishings, equipment, the right to manage, other intangible assets, leases and tenancies, and all guaranties, warranties and other intangible rights pertaining to the Acquired Properties.

               Neither the Company nor any of its shareholders owned any interests in the sellers prior to the acquisition of the Acquired Properties by the Company. The purchase price of the Acquired Properties was approximately $59.5 million, of which $15.3 million represented liabilities assumed (which includes mortgage indebtedness of $15.0 million).

               A commonality of ownership exists among MIG Atlanta Falls Corp., MIG/Reflections, Inc. and Stonemark Apartments II, Inc., and accordingly, the acquisition is considered to be a single transaction.

               In determining the price paid for the Acquired Properties, the Company considered the historical and expected cash flow from the Acquired Properties, the nature of the occupancy trends and terms of the leases in place, current operating costs and taxes, the physical condition of the Acquired Properties, the potential to increase their cash flow and other factors. The Company also considered the capitalization rates at which it believes apartment properties have recently sold, but determined the prices it was willing to pay for the Acquired Properties primarily based on the factors discussed above. No independent appraisals were performed in connection with the acquisitions.

          The Company, after investigation of the properties, is not aware of any material factors, other than those enumerated above, that would cause the financial information reported to not be necessarily indicative of future expected operating results.

               Certain other information concerning the Acquired Properties is summarized below. The cash purchase price of the Acquired Properties has been financed primarily with cash on hand made available through an unsecured 90 day term loan and the assumption of mortgage indebtedness. The Acquired Properties have been operated, since construction, as rental properties.

               The Company will manage all of the Acquired Properties; however, interim management agreements have been entered into with the current managers. The interim management agreements are cancelable upon 30 days notice by the Company.

               Certain other information concerning the Acquired Properties is summarized below:

                                       Number   Number
              Name of                    of       of              Type of               Year
             Property       Location   Suites Buildings         Construction        Constructed

          The Falls       Duluth,       520      31     Two and three story garden      1986
          Apartments      Georgia                        style apartments with
                                                         wood and brick exteriors

          Reflections     Columbia,     184      11     Two and three story garden      1985
          Apartments      Maryland                       style apartments with wood
                                                         exteriors

          Cypress Shores  Coconut       300      13     Two and three story garden      1991
             Apartments   Creek,                         style apartments with wood
                          Florida                        and stucco exteriors



          Item 7:  Financial Statements and Exhibits

               A.   Financial Statements

               It is not possible to provide the combined audited income statement pursuant to Rule 3-14 of Regulation S-X for the fiscal year ended December 31, 1997 at the time of the filing of this report; such income statement will be filed as an amendment to this Form 8-K under cover of Form 8-K/A within sixty days of the due date of this report.

               B.   Pro Forma Financial Information

               It is not possible to provide the combined unaudited pro forma income statement at the time of the filing of this report; such pro forma information will be filed within sixty days of the due date of this report.

               Exhibits:

               10.01 Purchase Agreement dated January 28, 1998 between Stonemark Apartments II, Inc., a
                         Florida Corporation, Seller and Associated
                         Estates Realty Corporation, an Ohio
                         Corporation, Buyer.

               10.02 Purchase Agreement dated January 28, 1998 between MIG Atlanta Falls Corp., a Michigan Corporation, Seller and Associated Estates Realty Corporation, an Ohio Corporation, Buyer.

               10.03 Purchase Agreement dated January 28, 1998 between MIG Reflections, Inc., a Maryland Corporation, Seller and Associated Estates Realty Corporation, an Ohio Corporation, Buyer.

                                      SIGNATURES


               Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                   Associated Estates Realty Corporation


          Date: February 17, 1998  /s/ Dennis W. Bikun
                                   Dennis W. Bikun
                                   Chief Financial Officer & Treasurer
                                     Chief Accounting Officer